Exhibit 99.1

UTSTARCOM REQUESTS ADDITIONAL SEVEN-DAY FILING DATE
EXTENSION FROM NASDAQ

The Company Now Targets Filing its First Quarter 2006 Quarterly Report
on or about June 22, 2006

ALAMEDA, Calif., June 14, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), announced today that it has requested from the Nasdaq listing qualifications panel an additional seven-day extension for the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Q1 Form 10-Q”). The Company has requested the extension because it requires additional time to complete its quarterly close process. The Company now expects to file the Q1 Form 10-Q on or about June 22, 2006.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, statements about the anticipated filing date of the Q1 Form 10-Q, are forward-looking in nature. Those statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that the Company may not complete its quarterly close process, including completing the Form 10-Q, in time for the June 22, 2006 filing date. In addition, there can be no assurance that the Nasdaq listing qualifications panel will grant the Company’s request for an extension of the Form 10-Q filing date.

Company Contact
Chesha Kamieniecki
Director of Investor Relations
UTStarcom, Inc.
(510) 749-1560